Exhibit 99.1

PRESS RELEASE

Contact: Symmetry Medical Inc. Fred L. Hite Senior Vice President Chief Financial Officer (574) 371-2218
Investors:
The Ruth Group
Nick Laudico/R.J. Pellegrino
(646) 536-7030/7009
nlaudico@theruthgroup.com
rpellegrino@theruthgroup.com

Media:
Jason Rando
The Ruth Group
(646) 536-7025
jrando@theruthgroup.com

Symmetry Medical Announces Restructuring
Focused on Efficiency and Annualized Cost Savings
Positions Company for Industry Recovery

WARSAW, Ind., December 18, 2009 - Symmetry Medical Inc. (NYSE: SMA), a leading independent provider of products to the global orthopaedic device industry and other medical markets, announced today a restructuring that includes a facility consolidation and other staff reductions designed to increase operational efficiency and drive annualized cost savings. The restructuring is designed to position the Company for continued market leadership during the anticipated orthopedic industry recovery.

As part of the restructuring, the Company will consolidate its Auburn, ME operations into other existing Symmetry Medical facilities by the middle of 2010. The consolidation will include the transfer of current production capacity, including equipment and machinery. The Company is taking steps to minimize any disruptions, and expects to continue to provide a seamless high level of quality and service to its customers during the consolidation.

The restructuring, once complete, is expected to generate an ongoing annualized cost savings of approximately $3.4 million, on a pre-tax basis.  The total one-time cost of these actions is anticipated to be in the range of $2.4 to $2.8 million.

As a result of these actions, the Company will incur a fourth quarter 2009 restructuring charge of between $1.8 million and $2.2 million, on a pre-tax basis, consisting of primarily of severance costs and impairment of property, plant and equipment.

The Company also anticipates approximately $0.4 million of related expense in 2010 resulting from relocation and equipment moving expenses.

In addition to the restructuring charges noted above, the Company is currently evaluating long-lived intangible assets including goodwill related to the Auburn, ME operations, which were acquired in May 2006, for potential impairment.  The Company will communicate any required non-cash charges related to these assets when the analysis is completed.

Excluding the above one-time charges, the Company is reconfirming its latest 2009 full year guidance of earnings per diluted share in the range of $0.63 to $0.68.

Brian Moore, President and Chief Executive Officer of Symmetry Medical, stated, "These decisions are difficult under any circumstances, and we recognize the personal impact they have on those dedicated employees who have made contributions to the success of our business.  We are committed to treating them fairly and with respect throughout this process.”

Mr. Moore continued, “These initiatives reflect our continuing efforts to streamline our cost structure and improve operational efficiencies throughout our Total Solutions® global network. We believe these strategic decisions are being made at an opportune time to further strengthen profitability and help us prepare for the anticipated resurgence of growth in the orthopedic industry. We remain well positioned to respond to increased global customer demand and believe this consolidation will further strengthen our competitive position in the industry.”

About Symmetry Medical, Inc.
Symmetry Medical Inc. is a leading independent provider of implants and related instruments and cases to the orthopaedic device industry. The Company also designs, develops and produces these products for companies in other segments of the medical device market, including arthroscopy, dental, laparoscopy, osteobiologic and endoscopy sectors and provides limited specialized products and services to non-healthcare markets, such as the aerospace market.

Forward-Looking Statements
Statements in the press release regarding Symmetry Medical Inc.'s business which are not historical facts may be "forward-looking statements" that involve risks and uncertainties, within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as "may," "might," "will," "should," "expect," "believe," "anticipate," "plan," "estimate," "intend," and similar words indicating possible future expectations, events or actions. Such predictive statements are not guarantees of future performance, and actual outcomes and results could differ materially from our current expectations. We refer you to the "Risk Factors" and "Forward Looking-Statements" sections in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as the Company's other filings with the SEC, which are available on the SEC's Web site at www.sec.gov.